Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (No. 333-133656) on Form S-3 and (No. 333-123641) on Form S-8 of CardioVascular BioTherapeutics, Inc. (the “Company”) of our report dated April 12, 2007, which includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern, relating to our audit of the financial statements which appear in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K of CardioVascular BioTherapeutics, Inc. for the year ended December 31, 2006.

/s/ SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California

April 12, 2007